UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 7, 2016

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35707	37-1699499
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 8.01. Other Events.

On September 7, 2016, Liberty Media Corporation, a Delaware corporation (the “Company”) and Liberty GR Cayman Acquisition Company, an exempted company organized in the Cayman Islands and an indirect wholly-owned subsidiary of the Company (the “Buyer”), entered into two definitive stock purchase agreements, described below, relating to the purchase by the Buyer of 100% of the equity securities of Delta Topco Limited, a Jersey company, the parent holding company of the Formula One business (the “Target”), other than a nominal amount of equity securities held by certain Formula One teams.

First Stock Purchase Agreement

On September 7, 2016, the Company, the Buyer, the Target and certain selling shareholders of the Target (the “Initial Sellers”) entered into the first stock purchase agreement (the “First SPA”), pursuant to which the Buyer purchased from the Initial Sellers ordinary shares of capital stock of the Target (the “Shares”) constituting slightly less than 20% of the issued and outstanding Shares (the “Initial Shares”) and loan notes of the Target (the “Loan Notes” and together with the Shares, the “Securities”) constituting slightly less than 20% of the issued and outstanding Loan Notes (the “Initial Loan Notes” and together with the Initial Shares, the “Initial Securities”). The transactions contemplated by the First SPA were consummated on September 7, 2016, immediately following its execution and delivery, and the aggregate purchase price paid to the Initial Sellers at the closing thereunder (the “First Closing”) was approximately $746 million in cash.

Second Stock Purchase Agreement

On September 7, 2016, simultaneously with the execution of the First SPA, the Company, the Buyer, the Target and the Initial Sellers entered into the second stock purchase agreement (the “Second SPA”).  The other shareholders of the Target (the “Other Sellers” and, together with the Initial Sellers, the “Selling Shareholders”) will enter into a deed of adherence to the Second SPA before closing of the Second SPA.

Pursuant to the Second SPA, (i) the purchase and sale of the Initial Securities consummated pursuant to the First SPA shall be unwound in full immediately prior to the closing of the Second SPA (the “Second Closing”), (ii) the amount of cash paid to the Initial Sellers at the First Closing will be credited against the amount of cash payable at the Second Closing, (iii) immediately following the unwind of the First Closing and prior to the Second Closing, a substantial portion of the issued and outstanding Loan Notes of the Target will be converted into additional Shares and the remaining portion of the issued and outstanding Loan Notes of the Target will become exchangeable notes of the Target through an amendment and restatement to the existing loan note instrument constituting the Loan Notes (the “Exchangeable Notes”) in an aggregate principal amount of approximately $351 million (the “Loan Note Amendment”) and (iv) the Buyer will acquire from the Selling Shareholders 100% of the fully diluted Shares.  The aggregate purchase price payable to the Selling Shareholders under the Second SPA is approximately $4.4 billion, consisting of (i) $1.1 billion in cash (including the cash paid to the Initial Sellers at the First Closing), (ii) the principal amount of the Exchangeable Notes and (iii) the issuance of shares of the Company’s Series C Liberty Media common stock, par value $0.01 per share (“LMCK Stock”). Additionally, upon the request of certain of the Initial Sellers, the Company will use its reasonable endeavours to raise additional funds (the “Third Party Investment”) from third party investors between the First Closing and the Second Closing to increase the cash to be paid to, and reduce the number of shares of LMCK Stock to be issued to, the Selling Shareholders at the Second Closing. The Second Closing is not conditioned upon the consummation of the Third Party Investment (or on the receipt of any other financing by the Buyer).

In addition to certain closing conditions, the respective obligations of the parties to consummate the transactions contemplated by the Second SPA are subject to (i) approval of the stockholders of the Company for the issuance of shares of LMCK Stock as contemplated by the Second SPA and in accordance with the terms of the Exchangeable Notes (the “Share Issuance Approval”) pursuant to the rules of the Nasdaq Stock Market, (ii) clearances and approvals by antitrust and competition law authorities in certain countries agreed upon by the parties and (iii) certain third-party consents and approvals, including that of the Fédération Internationale de l’Automobile.

The Company, the Buyer and the Target have each made certain representations, warranties and covenants in the Second SPA. The Company has agreed to use its reasonable endeavours to obtain the Share Issuance Approval and the approval of its stockholders to amend and restate the amended and restated certificate of incorporation of the Company to (i) change the name of the “Media Group” to the “Formula One Group,” (ii) change the name of the Liberty Media common stock to the Liberty Formula One common stock, (iii) reclassify each share of each series of the existing Liberty Media common stock into one share of the corresponding series of Liberty Formula One common stock and (iv) make certain conforming changes as a result of the foregoing (collectively, the “Name Change Approval”).

The parties have agreed to use their reasonable endeavours to obtain the necessary antitrust and third party confirmations, consents and approvals. The Selling Shareholders, as parties to the Second SPA, have agreed to deliver 100% of the fully diluted Shares to the Buyer at the Second Closing.

The Second SPA contains customary termination provisions, including termination if the conditions to closing have not been satisfied or waived before June 30, 2017.

The transactions contemplated by the Second SPA are expected to close in the first quarter of 2017.  The above description of the Second SPA does not purport to be complete and is qualified in its entirety by reference to the full text of that agreement, which will be filed at a later date.

The summaries of the First SPA and the Second SPA have been included in order to provide investors with information regarding the principal terms of these agreements and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the Securities and Exchange Commission.  Except for the status of each as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions related thereto, neither the First SPA nor the Second SPA is intended to be a source of factual, business or operational information about the parties.  The representations, warranties and covenants made by the parties in the First SPA and the Second SPA are made solely for the benefit of the parties to such agreements and are qualified, including by information in disclosure schedules that the parties exchanged in connection with the execution of such agreements.  Representations and warranties may be used as a tool to allocate risks between the parties, including where the parties do not have complete knowledge of all facts.  Investors are not third party beneficiaries under the First SPA or the Second SPA and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, the Target or any of their respective affiliates.

Voting Agreement

On September 7, 2016, John C. Malone, Chairman of the Board of Directors of the Company, his wife and a trust with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest (together, the “Malone Parties”), entered into a voting agreement (the “Voting Agreement”) with the Company and CVC Delta Topco Nominee Limited to vote the Malone Parties’ respective shares of the Company’s Series B Liberty SiriusXM common stock, Series B Liberty Braves common stock and Series B Liberty Media common stock (the “Subject Shares”) in favor of the Share Issuance Approval and the Name Change Approval (and against other proposals that are intended to, or could reasonably be expected to, impair, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or otherwise adversely affect (in any respect) the approval of the Share Issuance Approval and/or the Name Change Approval).

From the date of the Voting Agreement until immediately following a meeting of the Company’s stockholders at which proposals for the Share Issuance Approval and the Name Change Approval have been considered, the Malone Parties have agreed to certain transfer restrictions with respect to the Subject Shares, including (i) restrictions on transferring or disposing of any of the Subject Shares and (ii) restrictions on the ability to enter into voting agreements or to grant proxies or powers of attorney with respect to the Subject Shares, in each case, subject to certain exceptions.

The above description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of that agreement, which will be filed at a later date.

Shareholders Agreement

In connection with the Second Closing, the Company will enter into a Shareholders Agreement (the “Shareholders Agreement”) with the Selling Shareholders.

Pursuant to the Shareholders Agreement, the Company will increase the size of its Board of Directors from nine to ten members and following the consummation of the transactions contemplated by the Second SPA the Selling Shareholders will be entitled to appoint one director (the “Shareholder Director”) to serve on the Board of Directors of the Company until 30 months following the Second Closing (the “Expiration Date”). The Shareholder Director will be independent under the rules of the Nasdaq Stock Market and will be appointed to a newly formed committee of the Board of Directors of the Company that will be responsible for reviewing and approving certain transactions affecting the Media Group.

The Selling Shareholder owning the greatest number of shares of LMCK Stock will initially be deemed to be the representative of the Selling Shareholders (the “Shareholder Representative”). Until the first to occur of (i) the date on which the Selling Shareholders’ equity position in the Company decreases below a specified threshold and (ii) the Expiration Date, the Shareholder Representative will have consent rights relating to certain actions taken by the Company including, with exceptions in certain circumstances, (a) the creation of any other class of stock which tracks the economic performance of the Target or Formula One or the taking of any action with respect to the shares of any series of Liberty Media common stock which has an objectively adverse impact on the Selling Shareholders as compared to the impact on other holders of shares of LMCK Stock or (b) the issuance of shares of or other equity instruments related to any series of Liberty Media common stock except (x) to raise cash to support the business plan with respect to the Formula One motorsports business or (y) to fund any Repurchase Offer (as defined below).

Depending on the mix of cash paid and LMCK Stock issued to the Selling Shareholders at the Second Closing, the Company may be obligated to make an offer to repurchase (a “Repurchase Offer”) certain shares of LMCK Stock received by the Selling Shareholders at the Second Closing to the extent the Company completes an equity offering during the period beginning on the date of the Second Closing and ending on the 24-month anniversary of the date of the Second Closing, or earlier under certain circumstances. The Selling Shareholders are subject to certain transfer restrictions, including customary notice requirements and a right of first offer in favor of the Company.

The Shareholders Agreement will provide the Selling Shareholders with demand and piggyback registration rights with respect to the shares of LMCK Stock to be received by the Selling Shareholders at the Second Closing, subject to the requirement that such shares qualify as Registrable Securities, as defined therein. The Company has agreed to file a shelf registration statement on Form S-3 sufficient to permit the resale of all shares issued under the Second SPA or issuable pursuant to the terms of the Exchangeable Notes on or promptly following the Second Closing.

The above description of the Shareholders Agreement is qualified in its entirety by reference to the full text of that agreement, which will be filed at a later date.

Exchangeable Redeemable Loan Note Instrument

The Exchangeable Notes to be held by the Selling Shareholders (in their capacity as holders of the Exchangeable Notes, the “Noteholders”) following the Loan Note Amendment pursuant to a supplemental deed dated as of the date of the Second Closing are 2% fixed rate unsecured convertible loan notes of $1.00 each. The interest payable may be satisfied in cash or payment in kind notes (“PIK notes”). The Exchangeable Notes are convertible into shares of LMCK Stock at any time at the option of the holder, provided that upon conversion the Target has the option to pay in cash or issue shares of LMCK Stock. Unless previously exchanged or redeemed, any Exchangeable Notes outstanding on the date that is 30 months after the Second Closing (the “Maturity Date”) will be repaid in cash at par together with all accrued and unpaid interest. The Exchangeable Notes are transferrable by a Noteholder only to (i) an affiliate of such Noteholder, (ii) another Noteholder or (iii) the Target.

Until the earlier of (x) the Maturity Date and (y) the date on which the Noteholders collectively cease to own Exchangeable Notes (including PIK notes) representing at least 30% in principal amount of the Exchangeable Notes issued on the date of the Second Closing, the Noteholder holding the greatest principal amount of the Exchangeable Notes among all Noteholders will have veto rights over certain actions to be taken by the Target including, among other things and subject to certain exceptions, (i) the termination of the chairman or chief executive officer of the Target, (ii) a voluntary liquidation, dissolution, or merger of the Target, (iii) material amendments to, or extensions or renewals on amended terms or terminations of, certain material contracts of the Target; (iv) transactions resulting in a change of control of the Target, and (v) the issuance of shares or other securities of the Target.

Any Noteholder owning Exchangeable Notes (including PIK notes) representing 15% or more in principal amount of the Exchangeable Notes issued on the date of the Second Closing will have the right to designate one director to the board of directors of the Target for a five year term. Those Noteholders which (together with their affiliates) do not individually own Exchangeable Notes (including PIK notes) representing 15% or more in principal amount of the Exchangeable Notes issued on the date of the Second Closing will collectively have the right to designate one director to the board of directors of the Target, so long as such Noteholders collectively own Exchangeable Notes (including PIK notes) representing 25% or more in principal amount of the Exchangeable Notes issued on the date of the Second Closing.

The Company and the Target have agreed that the Company will issue and cause to be transferred to the Target any shares of LMCK Stock required to be delivered by the Target to a holder of Exchangeable Notes, from time to time, under the terms of the Exchangeable Notes.

The above description of the Exchangeable Notes is qualified in its entirety by reference to the full text of that agreement, which will be filed at a later date.

Other Events

On September 7, 2016, the Company and CVC Capital Partners issued a joint press release announcing the entry into the First SPA and the Second SPA. A copy of the press release is filed herewith as Exhibit 99.1 in compliance with Rule 14a-12 under the Securities Exchange Act, as amended (the “Exchange Act”), and is incorporated herein by reference.

Also on September 7, 2016, the Company made available on its website a slide show presentation regarding the transaction and the Formula One business in connection with a call held with investors. A copy of the presentation is filed herewith as Exhibit 99.2 in compliance with Rule 14a-12 under the Exchange Act and is incorporated herein by reference.

The press release and presentation are both archived on the Company’s website.

Item 3.02. Unregistered Sales of Equity Securities.

The information regarding the issuance of shares of LMCK Stock set forth in Item 1.01 of this Current Report on Form 8-K under “Second Stock Purchase Agreement” and “Exchangeable Redeemable Loan Note Instrument” is incorporated herein by reference. The issuance of the shares of LMCK Stock is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of the exemption provided by Section 4(a)(2) of the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Name

99.1	Press Release issued on September 7, 2016.
99.2	Investor Presentation, dated September 7, 2016.

Forward-Looking Statements

This Current Report on Form 8-K, including the exhibits attached hereto, includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed acquisition by the Company of the Target and its Formula One (“F1”) business, the expected timing for completion of the proposed acquisition, the realization of expected synergies and benefits from the proposed acquisition, market potential, future financial prospects, business strategies relating to the Target and F1, new opportunities for commercial partnerships (including sponsorships), increases in promotion and marketing, improvement of content distribution and expansion into new medias, expansion of F1 races, changes to the share ownership, capitalization and debt of the Media Group in connection with the proposed acquisition, the renaming of the Media Group and the corresponding change in ticker symbols and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of the conditions to the proposed acquisition of the Target, the Company’s ability to realize the expected benefits of this transaction, market conditions and continued access to capital on terms acceptable to the Company.  These forward-looking statements speak only as of the date of this report, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of the Company, including the most recent Forms 10-Q and 10-K, for additional information about the Company and about the risks and uncertainties related to the Company’s business which may affect the statements made in this report.

Additional Information

Nothing in this Current Report on Form 8-K, including the exhibits attached hereto, shall constitute a solicitation to buy or an offer to sell shares of LMCK Stock or any other series of the Company’s common stock. Stockholders of the Company and other investors are urged to read the proxy statement to be filed with the SEC relating to the proposed acquisition of the Target because it will contain important information about the proposed acquisition. Copies of the Company’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in a Solicitation

The directors and executive officers of the Company and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to proposed acquisition of the Target. Information regarding the directors and executive officers of the Company and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the foregoing to be filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2016

LIBERTY MEDIA CORPORATION

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Vice President, Deputy General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Name

99.1	Press Release issued on September 7, 2016.
99.2	Investor Presentation, dated September 7, 2016.